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Exhibit 3.2

                     MINUTES OF ANNUAL SHAREHOLDERS' MEETING
                        SIMS AGRICULTURAL PRODUCTS, CO.
                         DECEMBER 11, 1996, 10:00 a.m.
                          BEST WESTERN UNIVERSITY INN
                                  COLUMBUS, OH

                                 TIME AND PLACE

      The annual meeting of the Shareholders of Sims Agricultural Products, Co., an Ohio corporation, was held at The Best Western University Inn, Columbus, Ohio, on the 11th day of December, 1996, commencing at 10:00 a.m., for the purpose of amending the fifth article of the corporation, to elect the directors of the corporation, amend no. 1 of the 1995 option plan, to ratify the granting of options, to ratify the director's option plan, and to ratify the election of a company auditor, and to transact other business within the powers of the Shareholders.

                           CALL TO ORDER - PRESIDENT

      The meeting was called to order by Dallas Paul, President of the Corporation. As authorized by the Code of Regulations of the Corporation, the President acted as Chairman of the meeting, and John Bowen, Secretary of the Corporation, acted as Secretary of the meeting and recorded the minutes.

                            VALIDITY OF THE MEETING

      The meeting being held in accordance with the terms of the Code of Regulations of the Corporation, the President declared that the meeting was lawfully and properly convened.

                             INSPECTOR OF ELECTIONS

      Mark Dunn, Trust Officer, The Huntington National Bank, served as inspector of elections at the meeting.

                              SHAREHOLDERS PRESENT

      A roll of the outstanding shares of the Corporation was called, and the President and Inspector of Elections declared that, in person or by proxy, a quorum was present.

                              AMEND ARTICLE FOURTH

      Amend article fourth of the articles of incorporation to increase the common shares from 4 million to 8 million. John Bowen made a motion to amend article fourth . The motion was seconded by Ross Strayer. By a majority vote of all shareholders the motion was carried.
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                             ELECTION OF DIRECTORS

      The President presented a proposal to elect Ross Strayer, Cameron Bowen, Dallas Paul, David Rupp, and John Bowen as directors of the corporation for a term of one year. Jerry McCloud made a motion to elect the above persons and the motion was seconded by Rick Schafer. On the majority vote of all shareholders the motion was carried.

          APPROVE/ADOPT AMENDMENT NO. 1 OF THE 1995 STOCK OPTION PLAN

      The President presented a proposal to approve and adopt amendment No. 1 of the 1995 stock option plan. Rick Shafer made a motion to approve and adopt amendment No. 1 and the motion was seconded by Cameron Bowen. On the majority vote of all shareholders the motion was carried.

          RATIFY THE GRANT OF OPTIONS UNDER THE AMENDED 95 STOCK PLAN

      The President presented a proposal to ratify the granting of options under the amended 95 stock option plan. Mr. Horrocks moved that the grants be ratified and this motion was seconded by Ken Storer. On the majority vote of all shareholders the motion was carried.

          RATIFY THE ADOPTION OF THE 1996 DIRECTORS STOCK OPTION PLAN

      The President presented a proposal to ratify the adoption of the 1996 Directors stock option plan. Jerry McCloud made a motion to adopt the directors plan and ratify the granting of options under the plan. Dan Torchia seconded the motion and on the majority vote of all shareholders the motion was carried.

            APPOINTMENT OF ROBERT J. LeHEW & ASSOC. AS CORP. AUDITOR

      The Chairman then called for a motion to ratify the selection of Robert J. LeHew and Assoc. as the Corporations' Auditors for the fiscal year 1996-1997. Upon a motion made by Chris Miller and seconded by Ben Copper, the above was ratified by a majority vote.

                                  ADJOURNMENT

      There being no other further business the president adjourned the meeting.

                                                  /s/ John H. Bowen
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                                                  John H. Bowen/Secretary